Exhibit 99.1

Investor Contact:
Kiley Fleming
(615) 855-5525

DOLLAR GENERAL REPORTS JANUARY SAME-STORE SALES INCREASE OF 6.4 PERCENT

GOODLETTSVILLE, Tenn. - February 7, 2002 - Dollar General Corporation (NYSE: DG) today reported same-store sales increased 6.4 percent for the four-week period ended February 1, 2002, compared with the four-week period ended February 2, 2001. Total sales for the same four-week period increased 17.3 percent. Because of the Company's 53-week fiscal year in 2000, the Company's January fiscal period includes four weeks in 2001 compared with five weeks in 2000. Total retail sales for the four-week fiscal period ended February 1, 2002, equaled $381.5 million compared with $400.5 million for the five-week fiscal period ended February 2, 2001.

Because of the Company's 53-week fiscal year in 2000, the Company's fourth quarter included 13 weeks in 2001 compared with 14 weeks in 2000. For the fourth quarter ended February 1, 2002, Dollar General's total retail sales increased
9.9 percent to $1.59 billion from $1.44 billion for the 14-week period ended February 2, 2001. Same-store sales for the 13-weeks ended February 1, 2002, increased 6.5 percent compared with the 13-weeks ended February 2, 2001.

For the 52-week fiscal year ended February 1, 2002, Dollar General's total retail sales increased 17.0 percent to $5.32 billion from $4.55 billion for the 53-week fiscal year ended February 2, 2001. Same-store sales for the 52-week period increased 7.3 percent.

Sales Outlook:
For the four-week period of February ending March 1, 2002, the Company expects total sales to increase 13-15 percent. Same-store sales are expected to increase 4-6 percent compared with a same-store sales increase of 4.7 percent in the February period last year. February sales results will be released on Thursday, March 7, 2002.

Weekly sales trends are announced on Mondays after the market closes and can be attained online at www.dollargeneral.com or by calling (615) 855-5529.

This press release contains historical and forward-looking information. The words "believe," "anticipate," "project," "plan," "expect," "estimate," "objective," "forecast," "goal," "intend," "will likely result," or " will continue" and similar expressions identify forward looking statements. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company believes the assumptions underlying these forward-looking statements are reasonable; however, any of the assumptions could be inaccurate, and therefore, actual results may differ materially from those projected in the forward-looking statements. The factors that may result in actual results differing from such forward-looking information include, but are not limited to: the Company's ability to maintain adequate liquidity through its cash resources and credit facilities, including its ability to refinance or replace such facilities on favorable terms at the maturity thereof; the Company's ability to comply with the terms of the Company's credit facilities (or obtain waivers for non-compliance); general transportation and distribution delays or interruptions; inventory risks due to shifts in market demand; changes in product mix; interruptions in suppliers' businesses; fuel price and interest rate fluctuations; a deterioration in general economic conditions caused by acts of war or terrorism; temporary changes in demand due to weather patterns; delays associated with building, opening and operating new stores; the results of the Company's restatement and audit process; and the impact of the litigation and regulatory proceedings related to the restatement of the Company's financial statements, including the funding of the settlement of such litigation and the risk that the conditions to the effectiveness of such settlements, including the results of the plaintiffs' confirmatory discovery and the approval by the courts, may not be realized.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to publicly update or revise any forward-looking statements contained herein to reflect events or circumstances occurring after the date of this release or to reflect the occurrence of unanticipated events.

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